UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2007

CARBIZ INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	000-52209	None
(State or other jurisdiction	(Commission File	(IRS Employer
of	Number)	Identification No.)
incorporation)

7405 North Tamiami Trail
Sarasota, Florida 34243
(Address of principal executive offices, including Zip Code) Registrant’s telephone number, including area code: (941) 952-9255

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

Acquisition of Assets of Calcars

     Pursuant to an Asset Purchase Agreement ("Asset Purchase Agreement") dated October 1, 2007 (the "Closing Date"), Carbiz Inc., through a newly formed wholly-owned subsidiary, Carbiz Auto Credit AQ, Inc., completed its acquisition of substantially all of the assets of Calcars AB, Inc. and Astra Financial Services, Inc., each of which are solely owned by John Calcott (together, "Calcars"). A copy of the press release issued by the Company on October 2, 2007 announcing the closing of the foregoing transaction is filed as an exhibit to this Current Report on Form 8-K. The summary of the transaction described herein does not purport to be complete and is qualified by reference to the Asset Purchase Agreement, a copy of which is filed as an exhibit to this Current Report and incorporated by reference herein.

     Calcars operated the fourth largest chain of "buy-here pay-here" auto dealerships in the country with 26 dealerships throughout the Midwest, three of which will be closed by the Company. By virtue of the acquisition, the Company will operate 23 dealerships in Illinois, Indiana, Iowa, Kentucky, Nebraska, Ohio and Oklahoma, in addition to three dealerships it operates in Florida.

     The consideration paid by the Company to Calcars consisted of cash in the amount of approximately $18.6 million (the "Closing Payment") plus the assumption of certain immaterial liabilities of Calcars. The Closing Payment was funded by SWC Services LLC ("SWC"), an affiliate of Colossus Capital Fund, L.P. ("Colossus"), which was the Company’s senior lender. The Closing Payment was used to repay the obligations of Calcars to its senior lender, which was also an affiliate of Colossus. The Company purchased substantially all of the fixed assets of Calcars and in excess of $27 million in receivables. The consideration paid to Calcars was determined pursuant to arms' length negotiations and the Company's management relied on representations made by Calcars and John Calcott and other documents and information provided to the Company. The Company's management considered various factors to determine the amount of consideration appropriate for the acquisition pursuant to the Asset Purchase Agreement, including, the volume of the consumer loan portfolio of Calcars, the breadth of its operations throughout the Midwest, the relative value of the "buy-here pay-here" business of Calcars and the potential benefit of the transaction to the Company's shareholders through pursuit of this significant growth.

     In order to effectuate the acquisition, the Company entered into an amended credit agreement with SWC. See “Amendment of Senior Credit Facility” below. In connection with such amendment, SWC required that the Company obtain additional subordinated debt funding, which the Company obtained through the issuance of additional subordinated debentures to Trafalgar Capital Specialized Investment Fund, Luxembourg, and a group of individual investors which include certain directors of the Company and their affiliates. See “Trafalgar Financing” and “Additional Financing” below.

Amendment of Senior Credit Facility

     On October 1, 2007, the Company entered into an Amended and Restated Loan and Security Agreement (the “Amended Credit Agreement”) with SWC Services LLC, as initial lender and administrative agent, the other lenders who become a party to the Amended Credit Agreement from time to time (collectively, the “Lenders”), and AGM, LLC as Additional Collateral Agent. SWC Services LLC is an affiliate of the Company’s former senior lender, Colossus Capital Fund, L.P.

     The Amended Credit Agreement has a maximum commitment of $30 million, including a $23 million revolving receivable loan facility, a $2 million revolving floor plan loan facility, and a term loan in the amount of up to $21.925 million. The revolving receivable loan facility and revolving floor plan loan facility will expire on October 1, 2011, and the term loan has a maturity date of April 1, 2011.

     The Company borrowed approximately $18.6 million under the term loan to finance the assumption of the senior debt of Astra Financial Services, Inc. and Calcars AB, Inc., in connection with the transaction discussed above. The Company may draw up to $2.325 million under the term loan on November 1, 2007, and the remaining $1 million on January 2, 2008. The commitment for such additional funds under the term loan will expire at the close of business on such dates if any of such funds are not drawn on such date. The November and January draws under the term loan, as well as the revolving receivable loan facility and revolving floor plan loan facility, may be used to finance the Company’s working capital needs.

     The Amended Credit Agreement is secured by a first priority interest in all the existing and after acquired tangible and intangible assets of the Company and its subsidiaries.

     All borrowings under the Amended Credit Agreement will accrue interest at 12% per annum until September 30, 2008. Beginning October 1, 2008, through January 31, 2009, the interest rate on the term loan will increase to 18% per annum; beginning February 1, 2008, through July 31, 2009, the interest rate on the term loan will increase to 21% per annum; beginning August 1, 2009, through January 31, 2010, the interest rate on the term loan will increase to 24% per annum. Payment of all interest on the term loan in excess of 12% per annum will be deferred until February 1, 2010, on which date all such deferred interest will be due and payable, unless waived as described below.

     All deferred interest on the term loan as described above will be waived by the lenders as follows: the interest rate will be 12% per annum for any time between October 1, 2008 and January 31, 2009 when the outstanding principal balance of the term loan is less than $7,500,000; the interest rate will be 12% per annum for any time between February 1, 2009 and July 31, 2009 when the outstanding principal balance of the term loan is less than $4,000,000; and the interest rate will be 12% per annum for any time between August 1, 2009 and January 31, 2010 when the outstanding principal balance of the term loan is less than $2,000,000.

     Beginning February 1, 2010, through January 31, 2011, the interest rate on the term loan will increase to 28% per annum. Thereafter, the interest rate on the term loan will increase by 3% per annum every six months until paid.

     Upon the occurrence and during the continuance of an event of default under the Amended Credit Agreement, the applicable interest rate will be increased by 6% per annum.

     Any outstanding balance due under the term loan is required to be repaid in twelve equal monthly installments beginning May 1, 2010.

     The Company must pay a termination fee if the Amended Credit Agreement is fully repaid and terminated prior to its scheduled maturity date. If the Amended Credit Agreement is repaid during the first 12 months, the fee is 4.00% of the total outstanding balance due under the receivables facility and the floor plan facility; if it is repaid during months 13 through 24, the fee is 3.00%; if it is repaid during months 25 through 36, the fee is 2.00%; and if it is repaid during months 37 through 48, the fee is 1.00% .

     Under the terms of the Amended Credit Agreement, the Company was required to pay a facility commitment fee of $150,000 to the Lenders upon the signing of the Amended Credit Agreement, but the asset management fees and unused line fees were eliminated. The Company will also reimburse the Lenders for certain reasonable expenses for financial, legal and collateral due diligence in connection with the Amended Credit Agreement.

     The Company paid a fee of $875,000 to GVC Financial Services, LLC, $225,000 of which was for consulting services, in connection with this financing pursuant to the term of its agreement for the representation of the Company for the facilitation of financing facilities, dated December 18, 2006.

     The Amended Credit Agreement also contains customary covenants, including, but not limited to, restrictions on each of the following, as more fully described in the Amended Credit Agreement:

  maintenance, preservation and protection of collateral;

  incurrence of additional debt;

  incurrence of liens;

  sales of assets and other fundamental corporate changes; and

  dividends and distributions.

     In addition, the Amended Credit Agreement contains financial covenants which require, among other things, that the Company maintain specified interest coverage and loss to liquidation ratios, and meet certain specified minimum net income, loan loss and collection requirements. In addition, the Company and the initial lender have agreed to negotiate during the 21-day period following the execution of the Amended Credit Agreement regarding certain additional financial covenants relating to maintenance of specific leverage ratios and minimum tangible net worth requirements. If they cannot reach agreement on such additional covenants, the initial lender will have the right to declare a default under the Amended Credit Agreement.

     The Amended Credit Agreement provides for customary events of default, including, but not limited to, payment defaults, breaches of representations, warranties or covenants, bankruptcy events, failure to pay judgments and change of control. Certain of these events of default are subject to notice and cure periods or materiality thresholds. If an event of default occurs, the Lenders will be permitted to restrict the Borrowers’ ability to further access the Amended Credit Agreement for advances and require the immediate repayment of any outstanding advances under the Amended Credit Agreement.

     The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Amended Credit Agreement, which is attached as an exhibit hereto and incorporated by reference as if fully set forth herein.

     At October 1, 2007, the Borrowers had total outstanding borrowings under the Amended Credit Agreement of $18.6 million, representing the $18.6 million drawn under the term loan. The amount of borrowings under the Amended Credit Agreement may fluctuate materially, depending on various factors, including the size of the Company’s Eligible Receivables, the time of year, the Company’s need to acquire inventory, changes to the Company’s plans and initiatives, changes to the Company’s capital expenditure plans and the occurrence of other events or transactions that may require funding through the Amended Credit Agreement.

Trafalgar Financing

     On September 26, 2007, the Company completed an additional financing with Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”). Pursuant to a Securities Purchase Agreement dated September 26, 2007 (the “Securities Purchase Agreement”), the Company issued a US$1,500,000 secured convertible debenture (the “Debenture”) to Trafalgar for US$1,500,000. The Debenture bears an annual interest rate of 11% compounded monthly. Subject to certain limitations, the Debenture is convertible at Trafalgar’s option into shares of the common stock of the Company at a price per share equal to the lesser of (i) US$0.22 or (ii) 85% of the lowest daily closing bid price of the Company’s common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion.

     The Debenture has a maturity date of September 26, 2009. Interest only in the amount of $13,750 per month will be payable for the first eight months (two months interest was paid at closing). Beginning in June 2008, the Company must pay $71,660 per month in principal and interest. The Company must also pay a redemption premium on the amount of each monthly payment, which premium starts at 7% for June 2008, and increases by 1% per month. The Company will have a balloon payment of $648,333 on September 26, 2009.

     The Debenture is secured by a pledge of all of the Company’s assets under a Security Agreement dated September 26, 2007 (the “Security Agreement”). The Security Agreement was executed to ensure full and prompt payment of the Debenture, with Trafalgar having the ability to seize such assets in the case of an event of default in accordance with the terms of the Securities Purchase Agreement.

     Contemporaneously with the execution and delivery of the Securities Purchase Agreement and the issuance by the Company to Trafalgar of the Debenture, the Company

executed and delivered a Registration Rights Agreement dated September 26, 2007 (the “Registration Rights Agreement”), pursuant to which the Company has agreed, subject to certain conditions, to (i) prepare and file, within 90 days, a registration statement with the SEC for the resale by Trafalgar of 200% of the number of shares anticipated to be issued upon conversion of the Debenture, and (ii) 2,000,000 shares of common stock which underlie warrants issued to Trafalgar in connection with the purchase of the Debenture. Subject to certain conditions, the Company also is required to have the registration statement declared effective by the SEC within 60 days after filing and to maintain it in effect so long as the Debenture remains outstanding and so long as any shares registered thereby remain unsold. Failure by the Company to comply with the terms of the Registration Rights Agreement would result in the Company having to pay liquidated damages to Trafalgar, as described in the Registration Rights Agreement.

     The Company issued to Trafalgar warrants (the “Warrants”) to purchase up to an aggregate of 2,000,000 shares of common stock at any time until September 26, 2010, with 500,000 shares subject to purchase at US$0.01 per share, 500,000 shares subject to purchase at US$0.10 per share, 500,000 shares subject to purchase at US$0.15 per share, and 500,000 shares subject to purchase at US$0.22 per share (subject to adjustment under certain circumstances, as described in the Warrants).

     In connection with this financing, and the additional financing described below, the Company and Trafalgar also agreed to amend and reissue the prior warrants issued to Trafalgar in connection with the financings which closed in March and September 2007, to provide that the anti-dilution provisions of those warrants would not apply in the case of this or any future issuances of securities to Trafalgar, or as a result of the issuance of the warrants being issued to the investors in the private placement of debentures and warrants described below under “Additional Financing.” The form of the replacement warrants are attached to this Current Report on Form 8-K as exhibits.

     The foregoing is a summary of each of the Securities Purchase Agreement, the Debenture, the Registration Rights Agreement, the Security Agreement and the Warrants and does not purport to be complete. The foregoing is qualified in its entirety by reference to the above-mentioned agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

     The debentures and warrants issued in the financing described above were issued to persons located outside the United States who were not “U.S. persons,” as such term is defined in Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended, in reliance upon the exclusion from registration available under Regulation S.

Additional Financing

     On October 1, 2007, in order to meet certain subordinated debt funding requirements of SWC Services LLC in connection with entering into the new credit facilities described above, the Company completed $600,000 of an $800,000 financing with a group of investors, which include the spouse of Carl Ritter, Chief Executive Officer of the Company, the spouse of Vernon Haverstock, who is a director of the Company, Ross Quigley, Brandon Quigley, Theodore Popel and Christopher Bradbury, each of whom is a director of the Company, and certain companies or trusts controlled by them (the “Purchasers”). It is anticipated that, and it is required under the terms of the Amended Credit Agreement that, the Purchasers and the Company will close on the purchase and sale of the additional $200,000 of subordinated debentures on or prior to October 5, 2007.

     The Company is issuing to the Purchasers, for total consideration of $800,000 in cash, debentures with a face amount of $800,000 and warrants to purchase up to 1,066,667 shares of common stock, with one quarter of the warrants exercisable at $0.01 per share, one quarter of the warrants exercisable at $0.10 per share, one quarter of the warrants exercisable at $0.15 per share, and one quarter of the warrants exercisable at $0.20 per share (subject to adjustment under certain circumstances, as described in the warrants). The debentures and warrants have terms substantially equivalent to those purchased by Trafalgar, except that the principal due under the Purchasers’ debentures will not be paid until after the Trafalgar debenture is paid, and the debentures are unsecured. The debentures bear an annual interest rate of 11% compounded monthly. Subject to certain limitations, the debentures are convertible at the Purchasers’ option into shares of the common stock of the Company at a price per share equal to the lesser of (i) US$0.22 or (ii) 85% of the lowest daily closing bid price of the Company’s common shares, as quoted by Bloomberg, L.P., for the five trading days immediately preceding the date of conversion.

     The debentures have a maturity date of December 1, 2011. Interest on the debentures will accrue for the first 24 months, compounding monthly, and thereafter be payable on the outstanding principal amount on a monthly basis until paid. Principal payments in the aggregate amount of $35,555.56 per month will be payable beginning October 1, 2009, with the balance due at maturity.

     A committee of the Board of Directors of the Company, composed of independent directors who were not purchasing any of the debentures and warrants, approved the issuance of the debentures and warrants to the Purchasers, finding it to be in the best interests of the Company and the shareholders based upon the necessity for the Company to raise the additional funds quickly in order to be able to consummate the Calcars transaction described above, and the fact that the terms of the debentures and warrants issued to the Purchasers contained the same terms as those issued to Trafalgar on September 26, 2007, except that the terms of the debentures issued to the Purchasers effectively made them subordinate to both the Company’s senior credit facilities and the debentures issued to Trafalgar, and the debentures issued to the Purchasers are unsecured.

     The foregoing is a summary of the debentures and the warrants issued to the Purchasers, and does not purport to be complete. The foregoing is qualified in its entirety by reference to the above-mentioned agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

     The debentures and warrants issued in the financing described above were issued to the Purchasers in reliance upon the exemption from registration available under Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

(a), (b) The Company will file the financial statements and pro forma financial information required by Item 9.01 by amendment to this Current Report on Form 8-K within the time period prescribed under the applicable SEC rules and regulations.

(d)	Exhibits

10.1	Asset Purchase Agreement by and among Carbiz Auto Credit AQ, Inc., Astra Financial Services, Inc., Calcars AB, Inc. and John R. Calcott, dated October 1, 2007.

10.2	Amended and Restated Loan and Security Agreement, dated October 1, 2007, with SWC Servicers LLC as initial lender and administrative agent, AGM, LLC as additional collateral agent.

10.3	Securities Purchase Agreement, dated September 26, 2007, by and between Carbiz Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.4	Secured Convertible Debenture, dated September 26, 2007, by and between Carbiz Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.5	Security Agreement, dated September 26, 2007, by and between Carbiz Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.6	Registration Rights Agreement, September 26, 2007, by and between Carbiz Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.7	Warrant to Purchase 500,000 Common Shares of Carbiz Inc. at $0.01 per share

10.8	Warrant to Purchase 500,000 Common Shares of Carbiz Inc. at $0.10 per share

10.9	Warrant to Purchase 500,000 Common Shares of Carbiz Inc. at $0.15 per share

10.10	Warrant to Purchase 500,000 Common Shares of Carbiz Inc. at $0.20 per share

10.11	Replacement Warrant to Purchase 1,250,000 Common Shares of Carbiz Inc. at $0.15 per share

10.12	Replacement Warrant to Purchase 1,250,000 Common Shares of Carbiz Inc. at $0.15 per share

10.13	Replacement Warrant to Purchase 1,000,000 Common Shares of Carbiz Inc. at $0.22 per share

10.14	Replacement Warrant to Purchase 1,000,000 Common Shares of Carbiz Inc. at $0.15 per share

10.15	Form of Convertible Debenture, dated October 1, 2007, relating to $800,000 Financing

10.16	Form of Warrant from $800,000 Financing to Purchase Common Shares of Carbiz Inc. at $0.01 per share

10.17	Form of Warrant from $800,000 Financing to Purchase Common Shares of Carbiz Inc. at $0.10 per share

10.18	Form of Warrant from $800,000 Financing to Purchase Common Shares of Carbiz Inc. at $0.15 per share

10.19	Form of Warrant from $800,000 Financing to Purchase Common Shares of Carbiz Inc. at $0.20 per share

99.1	Press Release dated October 2, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARBIZ INC.

Date: October 2, 2007	By:	/s/ Stanton Heintz
Stanton Heintz
Chief Financial Officer